Exhibit 99.01

DexCom Inc. Reports Third Quarter 2007 Financial Results

SAN DIEGO - (BUSINESS WIRE-October 30, 2007) - DexCom, Inc. (Nasdaq:DXCM) today reported its unaudited financial results for the quarter ended September 30, 2007.

Revenues grew to $1.2 million for the third quarter of 2007, an increase of over 45% from the $841,000 in revenues reported for the third quarter of 2006, and an increase of more than 41% from the $863,000 in revenues reported for the second quarter of 2007. The company reported a net loss of $11.4 million or $0.40 per share for the third quarter of 2007, down from $13.4 million or $0.48 per share for the third quarter of 2006.

Cost of sales decreased to $3.1 million for the third quarter of 2007 compared to $3.4 million for the third quarter in 2006. The decline in cost of sales was primarily related to the decrease in direct product costs and better labor utilization. Research and development expense decreased by approximately $1.0 million to $3.7 million for the third quarter of 2007, compared to $4.6 million for the third quarter of 2006. Changes in research and development expense included lower clinical, regulatory, and development costs. Selling, general and administrative expense declined by approximately $1.1 million to $5.9 million for the third quarter of 2007, compared to $7.1 million for the third quarter of 2006, with the decrease primarily due to lower marketing costs.

Conference Call

Management will hold a conference call today starting at 4:30 pm (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (888) 801-6502 (US/Canada) or (913) 981-5522 (International) and use the participant code “5674054” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is a medical device company focused on the design, development, and commercialization of continuous glucose monitoring systems for people with diabetes.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization and sale of the company’s products is subject to numerous risks and uncertainties, including product performance, a lack of acceptance in the marketplace by physicians and patients, the company’s inability to manufacture products in commercial quantities at an acceptable cost and quality level, possible delays in the company’s development programs, the inability of patients to receive reimbursements from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending September 30, 2007, as filed with the Securities and Exchange Commission on October 30, 2007.

FOR MORE INFORMATION:

Steven R. Pacelli

Senior Vice President of Corporate Affairs

(858) 200-0200

www.dexcom.com

DexCom, Inc.

Balance Sheets

(In thousands – except share and per share data)

(Unaudited)

	September 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$15,176	$18,167
Short-term marketable securities, available-for-sale	59,103	36,341
Accounts receivable, net	171	120
Inventory	1,035	1,413
Prepaid and other current assets	1,598	1,315
Total current assets	77,083	57,356

Property and equipment, net	5,058	6,118
Other assets	3,348	1,079
Total assets	$85,489	$64,553

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$2,088	$2,764
Accrued payroll and related expenses	2,644	1,558
Current portion of long-term debt	1,375	908
Total current liabilities	6,107	5,230

Other long-term liabilities	683	377
Long-term debt, net of current portion	61,375	2,118

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively.	—	—
Common stock, $0.001 par value, 100,000,000 authorized; 28,446,004 issued and 28,291,800 outstanding at September 30, 2007, and 28,163,690 shares issued and outstanding and December 31, 2006	28	28
Additional paid-in capital	181,285	187,162
Accumulated other comprehensive income	34	12
Accumulated deficit	(164,023)	(130,374)
Total stockholders’ equity	17,324	56,828
Total liabilities and stockholders’ equity	$85,489	$64,553

DexCom, Inc.

Statements of Operations

(In thousands – except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues	$1,224	$841	$3,099	$1,335
Cost of sales	3,113	3,389	9,081	7,561
Gross margin	(1,889)	(2,548)	(5,982)	(6,226)

Operating expenses
Research and development	3,671	4,634	11,734	15,489
Selling, general and administrative	5,943	7,074	16,783	15,847
Total operating expenses	9,614	11,708	28,517	31,336

Operating loss	(11,503)	(14,256)	(34,499)	(37,562)

Interest income, net	119	818	850	2,037
Net loss	$(11,384)	$(13,438)	$(33,649)	$(35,525)

Basic and diluted net loss per share	$(0.40)	$(0.48)	$(1.19)	$(1.32)
Shares used to compute basic and diluted net loss per share	28,324,661	28,068,427	28,282,653	26,938,509